UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2004

TRUE RELIGION APPAREL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-72802
(Commission File Number)

98-0352633
(IRS Employer Identification No.)

1525 Rio Vista Avenue, Los Angeles, CA 90023
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 323-266-3072

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On September 15, 2004 Guru Denim, Inc., The Indigo Group USA, Inc. and Jeremy Lew amicably signed a Settlement Agreement and Mutual General Release terminating the lawsuit and Cross-Complaint. In addition, Guru Denim, Inc. executed a Manufacturer's Agreement with The Indigo Group USA, Inc. for the production of denim jeans. The Company believes that these agreements are in the best interests of the Company's business.

On December 12, 2003, our subsidiary Guru Denim, Inc. had filed a lawsuit in Superior Court for the County of Los Angeles against The Indigo Group USA, Inc. and Jeremy Lew for damages in the amount of $800,000 and declaratory and injunctive relief for intentional interference with our company's business relations with third parties. The Indigo Group USA, Inc. is a former shareholder of Guru Denim, Inc., and Mr. Lew is one of The Indigo Group USA, Inc.'s officers. The Complaint that we filed in this lawsuit asserts that The Indigo Group USA, Inc. and Jeremy Lew had contacted current and former contractors and parties having business relations with our company as part of a broad campaign to injure our company's business reputation and credit, to interfere with our company's business relationships and to infringe upon our trademarks.

On January 13, 2004, The Indigo Group USA, Inc. and Jeremy Lew filed a Cross-Complaint against our subsidiary, Guru Denim, Inc. and our President, Jeffrey Lubell, claiming breach of written and oral contracts, fraud, conversion and unfair competition and asking for damages and rescission of a mutual release dated June 19, 2003 and a settlement agreement dated as of November 5, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE RELIGION APPAREL, INC.

/s/ Jeffrey Lubell
Jeffrey Lubell, President

Date: September 20, 2004